EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of October 23, 2024, by and among Can B Corp., a Floridacorporation (the “Company”), Nascent Pharma Holdings, Inc., a Florida corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company, and Nascent Merger Sub, Inc., a Florida corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Holdco.

RECITALS

WHEREAS, on the date hereof, the Company has the authority to issue 1,505,000,000 shares, consisting of: (i) 1,500,000,000 shares of Common Stock, par value $0.001 per share (the “Company Common Stock”), of which 71,239,311 shares are issued and outstanding (ii) 20 shares of Series A Preferred Stock, par value $0.001 per share (the “Company Series A Preferred Stock”), of which 5 shares are issued and outstanding; (iii) 2,000 shares of Series C Preferred Stock, par value $0.001 per share (the “Company Series C Preferred Stock”), of which 1,100 shares are issued and outstanding; and (iv) 4,000 shares of Series D Preferred Stock, par value $0.001 per share (the “Company Series D Preferred Stock”), of which 4,000 shares are issued and outstanding.

WHEREAS, as of the Effective Time (as defined below), Holdco will have the authority to issue 1,505,000,000 shares, consisting of: (i) 1,500,000,000 shares of Common Stock, par value $0.001 per share (the “Holdco Common Stock”) (ii) 20 shares of Series A Preferred Stock, par value $0.001 per share (the “Holdco Series A Preferred Stock”); (iii) 2,000 shares of Series C Preferred Stock, par value $0.001 per share (the “Holdco Series C Preferred Stock”); and (iv) 4,000 shares of Series D Preferred Stock, par value $0.001 per share (the “Holdco Series D Preferred Stock”).

WHEREAS, as of the date hereof, Merger Sub has the authority to issue 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which 100 shares are issued and outstanding on the date hereof and owned by Holdco.

WHEREAS, as of the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the Holdco Series A Preferred Stock, Holdco Series C Preferred Stock and Holdco Series D Preferred Stock will be the same as those of the Company Series A Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock, respectively.

WHEREAS, the Articles of Incorporation of Holdco (the “Holdco Charter”) and the Bylaws of Holdco (the “Holdco Bylaws”), which will be in effect immediately following the Effective Time, contain provisions substantially identical to the Articles of Incorporation of the Company (the “Company Charter”) and the Bylaws of the Company (the “Company Bylaws”), in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively (other than as permitted by Section 607.11045 of the Florida Business Corporation Act (the “FBCA”))., except to th extent permitted by Section 607.11045 of the FBCA.

WHEREAS, Holdco and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than Holdco’s ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto.

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WHEREAS, the Company desires to reorganize into a holding company structure pursuant to Section 607.11045 of the FBCA, under which Holdco would become a holding company, by the merger of Merger Sub with and into the Company, and with each share of Company Common Stock Company Series A Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock being converted in the Merger (as defined below) into a share of Holdco Common Stock, Holdco Series A Preferred Stock, Holdco Series C Preferred Stock, or Holdco Series D Preferred Stock, respectively.

WHEREAS, on or about the date hereof, the Company and Holdco will enter or have entered into a Compensation Plan Agreement, pursuant to which, among other things, the Company will, at the Effective Time, transfer to Holdco, and Holdco will assume, sponsorship of all of the Company’s Equity Plans (as defined below) and all of the Company’s rights and obligations thereunder.

WHEREAS, the boards of directors of Holdco and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (ii) resolved to submit the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to its sole stockholder, and (iii) resolved to recommend to its sole stockholder that it approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the parties intend, for United States federal income tax purposes, the Merger shall qualify as an exchange described in Section 351 of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

1. THE MERGER. In accordance with Section 11045 of the FBCA and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Section 607.1106 of the FBCA.

2. EFFECTIVE TIME. As soon as practicable on or after the date hereof, the Company shall file articles of merger executed in accordance with the relevant provisions of the FBCA, with the Secretary of State of the State of Florida (the “Secretary of State”) and shall make all other filings or recordings required under the FBCA to effectuate the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State or at such later date and time as the parties shall agree and specify in the certificate of merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3. CERTIFICATE OF INCORPORATION. At the Effective Time, the Company Charter shall be amended in the Merger as set forth below, and as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by the FBCA.

(a) The Company Charter shall be amended by adding a new Artcile VIII to read in its entirety as follows:

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ARTICLE VIII

Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the Florida Business Corporation Act or these Articles of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 607.11045 of the Florida Business Corporation Act, require, in addition, the approval of the stockholders of Nascent Pharma Holdings, Inc. (or any successor thereto by merger), by the same vote as is required by the Florida Business Corporation Act and/or these Articles of Incorporation.

4. BYLAWS. From and after the Effective Time, the Company Bylaws, as in effect immediately prior to the Effective Time, shall constitute the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable law.

5. DIRECTORS. The directors of the Company in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

6. OFFICERS. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

7. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

8. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or any holder of any securities thereof:

(a) Conversion of Company Common Stock, Company Series A Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock. Each share of Company Common Stock, Company Series A Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock, Holdco Series A Preferred Stock, Holdco Series C Preferred Stock and Holdco Series D Preferred Stock, respectively.

(b) Conversion of Company Common Stock Held as Treasury Stock. Each share of Company Common Stock held in the Company’s treasury shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock, to be held immediately after completion of the Merger in the treasury of Holdco.

(c) Conversion of Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, without par value, of the Surviving Corporation.

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(d) Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock, Company Series A Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock, Company Series A Preferred Stock, Company Series C Preferred Stock, or Company Series D Preferred Stock shall cease to have any rights with respect to such shares of Company Common Stock, Company Series A Preferred Stock, Company Series C Preferred Stock or Company Series D Preferred Stock, respectively, except, in all cases, as set forth in Section 9 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock, Company Series A Preferred Stock, Company Series C Preferred Stock or Company Series D Preferred Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco common Stock, Holdco Series A Preferred Stock, Holdco Series C Preferred Stock or Holdco Series D Preferred Stock, respectively.

9. CERTIFICATES. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Common Stock, Company Series A Preferred Stock, Company Series C Preferred Stock or Company Series D Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Holdco Common Stock, Holdco Series A Preferred Stock, Holdco Series C Preferred Stock or Holdco Series D Preferred Stock, as applicable, into which the shares of Company Common Stock, Company Series A Preferred Stock, Company Series C Preferred Stock or Company Series D Preferred Stock represented by such certificate have been converted as herein provided and shall be so registered on the books and records of Holdco and its transfer agent. At and after the Effective Time, the shares of capital stock of Holdco shall be uncertificated; provided, that, any shares of capital stock of Holdco that are represented by outstanding certificates of the Company pursuant to the immediately preceding sentence shall continue to be represented by certificates as provided therein and shall not be uncertificated unless and until a valid certificate representing such shares pursuant to the immediately preceding sentence is delivered to Holdco at its registered office in the State of Florida, its principal place of business, or an officer or agent of Holdco having custody of books and records of Holdco, at which time such certificate shall be canceled and in lieu of the delivery of a certificate representing the applicable shares of capital stock of Holdco, Holdco shall (i) issue to such holder the applicable uncertificated shares of capital stock of Holdco by registering such shares in Holdco’s books and records as book-entry shares, upon which such shares shall thereafter be uncertificated and (ii) take all action necessary to provide such holder with evidence of the uncertificated book-entry shares, including any action necessary under applicable law in accordance therewith, including in accordance with Sections 607.0626 and 607.0627 of the FBCA. If any certificate that prior to the Effective Time represented shares of Company Common Stock, Company Series A Preferred Stock, Company Series C Preferred Stock or Company Series D Preferred Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to Holdco, in form and substance reasonably satisfactory to Holdco, against any claim that may be made against it with respect to such certificate, Holdco shall issue to such person or entity, in exchange for such lost, stolen or destroyed certificate, uncertificated shares representing the applicable shares of Holdco Common Stock, Holdco Series A Preferred Stock, Holdco Company Series C Preferred Stock or Holdco Series D Preferred Stock in accordance with the procedures set forth in the preceding sentence.

10. ASSUMPTION OF EQUITY PLANS AND AWARDS.

At the Effective Time, pursuant to this Merger Agreement and the Compensation Plan Agreement entered into between Holdco and the Company on or about the date hereof (the “Compensation Plan Agreement”), the Company will transfer to Holdco, and Holdco will assume, sponsorship of all of the Company’s Equity Plans (as defined below), along with all of the Company’s rights and obligations under the Equity Plans.

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At the Effective Time, pursuant to this Merger Agreement and the Compensation Plan Agreement, the Company will transfer to Holdco, and Holdco will assume, its rights and obligations under each stock option to purchase a share of Company capital stock (each, a “Stock Option”) issued under the Equity Plans that is outstanding and unexercised, unvested and not yet paid or payable immediately prior to the Effective Time, which Stock Options shall be converted into a stock option to purchase or a right to acquire or vest in, respectively, a share of Holdco capital stock of the same class and with the same rights and privileges relative to Holdco that such share underlying such Stock Option had relative to the Company immediately prior to the Effective Time on otherwise the same terms and conditions as were applicable immediately prior to the Effective Time, including at an exercise price per share equal to the exercise price per share for the applicable share of Company capital stock. For purposes of this Agreement, “Equity Plans” shall mean, collectively, the Can B Corp. 2021 Incentive Stock Option Plan, and any and all subplans, appendices or addendums thereto, and any and all agreements evidencing Awards.

11. HOLDCO SHARES. Prior to the Effective Time, the Company and Holdco shall take any and all actions as are necessary to ensure that each share of capital stock of Holdco that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding at the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

12. NO APPRAISAL RIGHTS. In accordance with the FBCA, no appraisal rights shall be available to any holder of shares of Company Common Stock, Company Series A Preferred Stock, Company Series C Preferred Stock or Company Series D Preferred Stock in connection with the Merger.

13. TERMINATION. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, at any time prior to the Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Holdco, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

14. AMENDMENTS. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, by the mutual consent of the parties to this Agreement by action by their respective boards of directors; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of Merger Sub that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

15. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

17. ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

18. SEVERABILITY. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CAN B CORP.

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	President

NASCENT PHARMA HOLDINGS, INC.

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	President

NASCENT MERGER SUB, INC.

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	President

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